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                                                                    Exhibit 99.1




FOR IMMEDIATE RELEASE
---------------------
                                             Investor contact: Karen Engebretson
                                                         Chief Financial Officer
                                                                    952.974.7000
                                                    kengebretson@field-works.com

                                                    Media contact: Gary Hornseth
                                    Hornseth Communications for FieldWorks, Inc.
                                                                    651.699.0759
                                                            ghornseth@uswest.net


         FieldWorks Announces Agreement with Kontron Embedded Computers; Agreement Will Provide Capital Infusion of $2.5 Million and option for Kontron to acquire majority in Fieldworks shares

EDEN PRAIRIE, Minn., USA (June 20, 2000) - FieldWorks Inc. (NasdaqSC: FWRX), a leading provider of mobile embedded computers, today announced the signing of an agreement for a $2.5 million loan from Kontron Embedded Computers, an embedded computer manufacturer headquartered in Munich, Germany.

Kontron will provide $2.5 million for continuing operations in exchange for a subordinated note, and warrants to purchase 1.25 million shares of FieldWorks common stock at $1. The note will bear interest at 11% per annum and mature in September 2001. It is anticipated that the closing of this transaction will occur later this month.

As part of the agreement, FieldWorks will grant an option to Kontron to purchase
7.75 million shares of FieldWorks common stock at a total purchase price of $7.75 million through August 15, 2000. In addition, Kontron and Industrial-Works Holding Co., LLC, (Glenmount) have entered into an agreement which would allow Glenmount to sell to Kontron a portion of their holdings of FieldWorks convertible preferred stock (convertible into three million shares of FieldWorks common stock) in exchange for 60,000 shares of Kontron stock. If Kontron exercises its option, FieldWorks will seek shareholder approval of the issuance of common stock to Kontron and the sale of Glenmount's shares to Kontron prior to the closing of these transactions.

Following the closing of these transactions, Kontron would own a controlling interest in FieldWorks owning 12 million shares.

Assuming Kontron exercises its option, then subject to customary closing conditions and shareholder approval, it is anticipated that the closing of these equity transactions would occur in October 2000.

Dave Mell, FieldWorks president and CEO, stated "We are extremely optimistic about the potential synergy of FieldWorks and Kontron and the benefits of this partnership. Significant
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leverage can be obtained in product development and design, streamlining existing product lines and in worldwide distribution of products. Additionally, with Kontron's subsidiary Teknor being a charter member of Intel's Applied Computing Platform Provider program, there is capability for leading edge product development."

Hannes Niederhauser, president of Kontron added "FieldWorks brings tremendous market opportunity in the United States where approximately 42% of the embedded computer technology market exists. We expect great benefit from their established customer base and sales distribution channels. Within the next 8 weeks we will participate in the development of a new business plan for FieldWorks to identify improvements based on realizing the synergy effects within the two companies - in the short term in sales, production and procurement, and in the long term, also in research & development.

About FieldWorks:
FieldWorks Inc., founded in 1992, designs, manufactures and sells solutions incorporating mobile embedded computers for transportation, public service, military/government and heavy equipment industries worldwide. FieldWorks provides a complete solution to customers that includes product customization, integration and support services. FieldWorks products are designed and produced in compliance with its formal quality system, which is certified to the international ISO9001 quality standard. FieldWorks, listed on the Nasdaq Stock Exchange New York since 1997, employs approximatly 80 employees.

FieldWorks' Headquarters:
7631 Anagram Drive, Eden Prairie, MN 55344
Internet Address: www.field-works.com;
Telephone: (612) 974-7000
Fax: (612) 974-7199
1-888-FIELDWORKS (343-5396)

About Kontron:
As a leading embedded computer manufacturer, Kontron supplies OEMs, systems integrators and sophisticated end-users with high quality embedded computer systems, board-level products, MECs and integrated software solutions. Kontron operates wholly owned subsidiaries across Europe with regional offices in the USA, Canada, and Asia-Pacific. Teknor, a leading supplier of embedded computing solutions serves as the group's North American operations and maintains its head office in Montreal, Canada. Teknor offers dedicated, high performance systems solutions, single board computers, portable computers, integrated software support and custom engineered solutions across various industry-standard platforms: CompactPCI, PCI/ISA and PICMG.

As a charter member of Intel's Applied Computing Platform Provider (ACPP) program, Kontron is firmly positioned to provide its customers with a continuous strategic technological advantage over their competitors. Kontron employs approx. 400 employees. In the first quarter of 2000 Kontron achieved record revenue of 20.2 m. Euro and profit of 2.25 m. Euro. Kontron has been listed on the Neuer Stock Market in Germany since April, 2000.
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Forward-looking statements in this news release, if any, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the statements, including the impact of changing economic or business conditions, the impact of competition, the availability of financing, the success of products in the marketplace, other risk factors inherent in the computer industry and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.




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